EXHIBIT 10.1

Summary of Executive Salary and Bonus Arrangements

The table below summarizes the current annual salary and bonus arrangements we have with each of our current executive officers. All of the compensation arrangements we have with our executive officers, including with respect to annual salaries and bonuses, are reviewed and may be modified from time to time by the Compensation Committee of our Board of Directors. The Compensation Committee approved the annual salary and bonus arrangements noted in the table below.

We have written employment arrangements with each of our executive officers, and a copy of each such employment arrangement has been filed as an exhibit to our Quarterly Report on Form 10-Q for the period ended March 31, 2008 and our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on May 12, 2008 and March 17, 2008, respectively, as applicable. The non-salary and bonus components of our compensation arrangements with our executive officers, including with respect to severance, option grants and other benefits, are described in those respective agreements. We generally pay bonuses, if any, to our executive officers on a quarterly basis. Mr. Hayek is paid bonus annually, if any. Certain of our executive officers participate in the executive bonus plan that was adopted by the Compensation Committee on February 9, 2005 and amended effective on January 1, 2008, a description of which is filed as Exhibit 10.2 to the accompanying Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. In addition to the bonus arrangements noted in the table below, all of our executive officers are eligible for discretionary bonuses as determined from time to time by the Compensation Committee.

Executive Officer	Annual Base Salary	Bonus
Frank F. Khulusi Chairman, President and Chief Executive Officer	$800,000	(1)

Brandon H. LaVerne Chief Financial Officer, Treasurer and Assistant Secretary	$275,000	(1)

Kristin M. Rogers Executive Vice President—Sales and Marketing	$335,000	(1)

Daniel J. DeVries Executive Vice President—Consumer	$275,000	(1)

Joseph B. Hayek Executive Vice President—Corporate Development and Investor Relations	$225,000	(2)

Robert I. Newton General Counsel and Secretary	$300,000	(3)

(1)      Mr. Khulusi, Mr. LaVerne, Ms. Rogers and Mr. DeVries are eligible to participate in our executive bonus plan referenced above.

(2)      Mr. Hayek is eligible to receive an annual discretionary bonus in the initial targeted annual amount of $50,000, which will be paid annually in accordance with a to be established bonus plan or program.

(3)      Mr. Newton is eligible to receive an annual bonus of up to $120,000, paid in quarterly installments, as well as discretionary bonuses as determined from time to time by the Compensation Committee.